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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-223639

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes Due Nine Months or More from the Date of Issue — Series B	$4,000,000,000	$498,000

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)
Registration fees totaling $550,194 have been previously paid with respect to unsold securities pursuant to Prospectus Supplements filed under Rule 424(b)(3) on March 27, 2015 and August 13, 2015 and pursuant to Registration Statement No. 333-202789 filed on March 16, 2015. $498,000 of such previously paid fees are being applied to pay the fees due in connection with this offering and $52,194 remains available for future offerings.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 14, 2018)

U.S. $4,000,000,000

Ford Motor Credit Company LLC

Notes Due Nine Months or More from Date of Issue — Series B

        Ford Motor Credit Company LLC (referred to herein as "Ford Credit," "we," "our," or "us") plans to offer to sell its Notes Due Nine Months or More from the Date of Issue — Series B (the "Notes") from time to time. The specific terms of the Notes will be set forth in the applicable pricing supplement, which terms may be different from the terms described in this prospectus supplement. You should carefully read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement before you invest.

        We may sell the Notes to the Purchasing Agent referred to below as principal for resale at a fixed offering price specified in the applicable pricing supplement or at varying prices. We may also agree with the Purchasing Agent and the members of the Selling Group (as defined herein), including the Agents referred to below, that they will use reasonable efforts as agents on our behalf to solicit offers to purchase Notes through the Purchasing Agent from us, in accordance with applicable regulations, for which the Purchasing Agent will receive a discount. We expect to sell the Notes to the Purchasing Agent at discounts ranging between 0.400% and 4.000% or at discounts outside that range specified in the applicable pricing supplement. We also may offer the Notes directly to investors without the assistance of the Purchasing Agent or the members of the Selling Group.

        The Purchasing Agent and the members of the Selling Group have advised us that from time to time they may purchase and sell Notes in the secondary market, but they are not obligated to make a market in the Notes and may suspend or completely stop that activity at any time. Unless otherwise specified in any pricing supplements, we do not intend to list the Notes on any stock exchange.

        Investing in the Notes involves risks. See "Risk Factors" beginning on page S-3 of this prospectus supplement and beginning on page 1 of the accompanying prospectus.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Purchasing Agent

Incapital LLC

Agents

BofA Merrill Lynch	Citigroup	Morgan Stanley	RBC Capital Markets

The date of this Prospectus Supplement is March 14, 2018.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related pricing supplement. No one is authorized to provide you with different information.

        The Notes are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus supplement, the accompanying prospectus or any related pricing supplement is accurate as of any date other than its respective date of issue.

S-i

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in "Item 1A — Risk Factors" and "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors" of Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Annual Report on Form 10-K"), which is incorporated herein by reference.

        We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

        We intend to use this prospectus supplement, the accompanying prospectus and related pricing supplements to offer our Notes from time to time. This prospectus supplement supplements a prospectus which is part of a registration statement that we have filed with the SEC. This prospectus supplement provides you with certain terms of Notes we may offer in connection with our Notes program and supplements the description of the debt securities contained in the accompanying prospectus. We may from time to time sell these Notes in various offerings up to $4,000,000,000 initial aggregate offering price. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus supplement to "Notes" are to our Notes offered by this prospectus supplement.

        Each time we offer or issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the Notes being offered. A copy of that pricing supplement will be provided to the purchaser along with a copy of this prospectus supplement and the accompanying prospectus. That pricing supplement also may add, update or change information in this prospectus supplement and the accompanying prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms described in this prospectus supplement means that there may be transactions that are complex. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus and the applicable pricing supplement, you should rely on the information in the applicable pricing supplement. You should read this prospectus supplement and the accompanying prospectus and the applicable pricing supplement together with the additional information that is incorporated by reference in this prospectus supplement and the accompanying prospectus. That additional information is described under the heading "Where You Can Find More Information" in the accompanying prospectus.

S-iii

 SUMMARY

        This section outlines the legal and financial terms of the Notes that are more generally described herein under "Description of Notes." You should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as in the applicable pricing supplement relating to each offering of Notes.

Issuer	Ford Motor Credit Company LLC.
Securities	Notes Due Nine Months or More from the Date of Issue — Series B.
Purchasing Agent	Incapital LLC.
Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC.
Selling Group
The Purchasing Agent and the Agents and dealers comprising the Selling Group are broker-dealers and securities firms. The Purchasing Agent and Agents have entered into a Selling Agent Agreement with us dated as of May 13, 2011, as amended from time to time. Other agents and dealers who are members of the Selling Group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The other agents and the dealers have agreed to market and sell the Notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of Selling Group members.
Amount	Up to $4,000,000,000 aggregate principal amount, subject to increase without the consent of the registered holders of the Notes.
Ranking	The Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.
Denominations	Unless otherwise specified in the applicable pricing supplement, $1,000 and integral multiples of $1,000 in excess thereof.
Maturities	The Notes will be due nine months or more from the date of issue, as specified in the applicable pricing supplement.
Interest

Each Note will bear interest from its date of issue until the principal thereof is paid or duly provided for, at either a fixed rate per annum specified in the applicable pricing supplement, or at a floating rate specified in the applicable pricing supplement, which may be based on the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate (as such terms are defined in the Prospectus dated March 14, 2018) or other such interest rate basis or interest rate formula as specified in the applicable pricing supplement, each as more fully described in this prospectus supplement and the accompanying prospectus.

Interest on each such Note will be payable as set forth in the applicable pricing supplement.

Principal	The principal amount of each Note will be payable on its stated maturity date specified in the applicable pricing supplement, unless redeemed or repaid prior thereto in accordance with its terms, at the corporate trust office of the Trustee or at such other office we may designate.
Redemption

The applicable pricing supplement will specify whether the Notes are redeemable prior to maturity.

Unless otherwise specified in the applicable pricing supplement, the Notes are not subject to any sinking fund.

Survivor's Option
Unless otherwise specified in the applicable pricing supplement, a Note will be subject to repayment prior to maturity following the death of a beneficial owner of the Note, if requested, so long as the Note was acquired by the deceased beneficial owner at least six months prior to the request for repayment and such request for repayment is made by a person having authority to act on behalf of the deceased owner. The right to require repayment in these circumstances is referred to as the "Survivor's Option." This option is subject to limits, both individually and on an aggregate basis, on the dollar amount that may be exercised in any calendar year.
Sale and Clearance	We will sell Notes in the United States only. Notes will be issued in book-entry through the facilities of The Depository Trust Company ("DTC").
Trustee	The Bank of New York Mellon.

RISK FACTORS

        Your investment in the Notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the Notes is suitable for you. The Notes are not an appropriate investment for you if you do not understand the terms of the Notes or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Credit and the business of Ford Motor Company ("Ford"), are discussed in Ford Credit's periodic reports referred to in "Where You Can Find More Information" in the accompanying prospectus. You should not purchase the Notes described in this prospectus supplement unless you understand and know you can bear all of the investment risks involved.

We cannot assure you that a trading market for the Notes will ever develop or be maintained.

        There currently is no secondary market in which the Notes can be resold, and there can be no assurance that a secondary market will ever develop or be maintained. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your Notes if or when you want to or at a price that you consider acceptable. The Notes are not listed on any securities exchange, and we do not intend to list the Notes on any securities exchange. In evaluating the Notes, you should assume that you will be holding the Notes until their maturity.

If you try to sell the Notes before they mature, the market value, if any, may be less than the principal amount of the Notes.

        Unlike savings accounts, certificates of deposit and other similar investment products, the Survivor's Option may be the only way the Notes can be repaid before their scheduled maturity. If you try to sell your Notes prior to maturity, there may be a very limited market for the Notes, or no market at all. Even if you are able to sell your Notes, there are many factors that may affect the market value of the Notes. Some of these factors, but not all, are mentioned below. Some of these factors are interrelated. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors include, without limitation:

  •
  the method of calculating the principal, premium (if any), interest or any other amounts payable on the Notes;

  •
  the time remaining to the maturity of the Notes;

  •
  the outstanding principal amount of the Notes;

  •
  the redemption or repayment features, if any, of the Notes;

  •
  rates of interest prevailing in the markets that may be higher than rates borne by the Notes;

  •
  the level, direction and volatility of interest rates generally and other conditions in credit markets;

  •
  the credit ratings assigned to us or Ford or the Notes; and

  •
  the perceived creditworthiness of us or Ford, which may be impacted by our or Ford's financial condition or results of operations.

        There may be a limited number of buyers, or no buyers at all, when you decide you would like to sell your Notes. This can affect the price you receive for your Notes or your ability to sell your Notes at all.

If you purchase redeemable Notes, we may choose to redeem Notes when prevailing interest rates are relatively low.

        If your Notes are redeemable at our option, we may choose to redeem your Notes from time to time. Prevailing interest rates at the time we redeem your Notes would likely be lower than the rate borne by the Notes as of their original issue date. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell your Notes as the redemption date approaches.

Any Survivor's Option may be limited in amount and time.

        We may choose to limit the aggregate principal amount of Notes that may be redeemed under the Survivor's Option in any calendar year to the greater of (i) $2,000,000 or (ii) 2% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. This limit is described in detail under the heading "Description of Notes — Repayment upon Exercise of Survivor's Option; Repurchases by Ford Credit." We also may limit to $250,000 the aggregate principal amount of Notes subject to the Survivor's Option that may be exercised in any calendar year on behalf of any one deceased owner of beneficial interests in one or more Notes. Accordingly, no assurance can be given that exercise of the Survivor's Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor's Option may not be exercised until at least six months after the date the Note was acquired by its deceased beneficial owner.

Any credit ratings assigned to the Notes may not reflect all risks on the market value of the Notes.

        Any credit ratings assigned to the Notes reflect the rating agencies' opinion of our ability to make payments on the Notes when such payments are due. Actual or anticipated changes in the credit ratings assigned to the Notes will generally affect the value of your Notes. The credit ratings assigned to the Notes, however, may not reflect fluctuations in the market value of the Notes as a result of changes in prevailing interest rates, our credit spreads or other factors.

Floating-rate notes have risks that conventional fixed rate notes do not.

        Because the interest rate of floating-rate notes may be based upon the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (all described in the accompanying prospectus) or other such interest rate basis or interest rate formula as specified in the applicable pricing supplement, there will be significant risks not associated with conventional fixed-rate notes. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest in the future as a result of such fluctuations. We have no control over various matters that are important in determining the existence, magnitude and longevity of these risks, including economic, financial and political events. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, experience is not necessarily a guide to what will occur in the future.

If the interest rate on a floating-rate note is based on LIBOR, uncertainty about the future of LIBOR and the potential discontinuance of LIBOR could adversely affect the market value of the Notes and/or limit your ability to resell them.

        The chief executive of the United Kingdom Financial Conduct Authority, or the "FCA", which regulates LIBOR, has recently announced that the FCA intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It is not possible to predict the effect of these changes, other reforms or the establishment of alternative reference rates in the United Kingdom or elsewhere. The resulting uncertainly could adversely affect the market value of Notes and/or limit your ability to resell them.

        If a published relevant LIBOR is unavailable after 2021, the rate of interest on the Notes will be determined using the alternative methods stated in "Description of the Debt Securities—Interest—LIBOR Notes" in the prospectus. These alternative methods may result in lower interest payments than would have been made if three-month LIBOR were available in its current form. The alternative methods may also be subject to factors that make the relevant LIBOR impossible or impracticable to determine. If a published LIBOR is unavailable and banks are unwilling to provide quotations, the rate of interest on the Notes for an interest period will be the same as the immediately preceding interest period, and could remain the rate of interest for the life of the Notes.

The Interest Rate Paid on the Notes May Not Bear Any Relation to the Investment Risk.

        The interest rate on the Notes does not necessarily bear any relation to the risks associated with or change in the creditworthiness, credit rating or financial condition of either Ford or Ford Credit.

The Notes Are Not a Diversified Investment.

        The Notes are not an investment in a money market mutual fund holding diversified investments in the securities of many companies. Only the assets of Ford Credit that have not been sold or securitized are available to pay the principal of and interest on the Notes. Because the Notes are unsecured debt securities issued by a single issuer, you will not have the benefits of diversification offered by money market mutual funds or other investment companies. For this reason, investors also will not have the protections provided to mutual fund investors under the Investment Company Act of 1940.

Ford Credit Is Not a Bank, and Investments In the Notes Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation or Any Other Source.

        Only Ford Credit is obligated to pay the principal of and interest on the Notes, and only its assets are available for this purpose. If Ford Credit's assets are insufficient to pay the principal of and interest on the Notes, you could lose some or all of your investment. No private or government source guarantees return of your investment in the event of a failure by Ford Credit to pay interest on or the principal of the Notes. The Notes are not obligations of or guaranteed by Ford Motor Company or any other entity. No banking relationship exists between investors and Ford Credit or the Trustee.

DESCRIPTION OF NOTES

        The following summary of certain terms of the Notes is not complete. For additional terms of your Notes, you should also read the pricing supplement that applies to them, the accompanying prospectus and the indenture under which the Notes are issued. The following description of the Notes supplements and, where the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading "Description of Debt Securities" in the accompanying prospectus. The following descriptions will apply to each Note unless otherwise specified in the applicable pricing supplement.

General

        Our Notes being offered by this prospectus supplement and the accompanying prospectus and any pricing supplement will be issued under an indenture, dated as of March 16, 2015 (the "Indenture"), between us and The Bank of New York Mellon, as trustee (the "Trustee"), which is more fully described in the accompanying prospectus. The Indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the Indenture and the Notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, including for the definitions of certain terms. The Notes constitute a single series of debt securities for purposes of the Indenture and are limited to an aggregate principal amount of up to $4,000,000,000. We may increase the foregoing limit, however, by appropriate corporate action if in the future we wish to sell additional Notes.

        We may issue Notes that bear interest at a fixed rate described in the applicable pricing supplement. We refer to these Notes as "fixed-rate notes." We may issue Notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable pricing supplement. We refer to these Notes as "floating-rate notes." In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the interest that may accrue during any interest period.

        We will appoint a calculation agent to calculate interest rates on floating-rate notes. Ford Credit may appoint itself or an affiliate as calculation agent. Unless a different party is identified in the applicable pricing supplement, The Bank of New York Mellon will be the calculation agent. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the Notes, and the calculation agent also may resign.

        Notes issued in accordance with this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and any written communication from us or the Purchase Agent will have the following general characteristics:

  •
  The Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness from time to time outstanding;

  •
  Unless otherwise specified in the applicable pricing supplement, the Notes may not be redeemed at our option and will not be subject to any sinking fund;

  •
  The Notes may be offered from time to time by us through the Purchasing Agent and the Selling Group and each Note will mature on a day that is at least nine months or more from its date of original issuance;

  •
  Each Note will bear interest from its issue date at a fixed or a floating rate; and

  •
  Unless otherwise specified in the applicable pricing supplement, the minimum denomination of the Notes will be $1,000, which may be increased by multiples of $1,000.

        In addition, the pricing supplement relating to each offering of Notes will describe specific terms of the Notes, including:

  •
  the price, which may be expressed as a percentage of the aggregate principal amount of the Note, at which the Note will be issued to the public;

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  the date on which the Note will be issued to the public;

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  the maturity date of the Note;

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  whether the Note is a fixed-rate note or a floating-rate note;

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  the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any Interest Payment Dates (defined below) and any maximum or minimum interest rate;

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  any spread or spread multiplier applicable to a floating-rate note;

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  the interest payment frequency;

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  the purchase price, Purchasing Agent's discount and net proceeds to us;

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  whether the authorized representative of the holder of a beneficial interest in the Note will have the right to seek repayment or repurchase upon the death of the purchaser as described under " — Repayment upon Exercise of Survivor's Option; Repurchases by Ford Credit";

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  if the Note may be redeemed at our option or repaid at the option of the holder prior to its maturity date, and the provisions relating to any such redemption or repayment;

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  any other material terms of the Note.

        We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Maturity

        Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable pricing supplement, unless the principal of the Note (or any installment of principal) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at our option, notice of election to exercise the Survivor's Option, or otherwise. (The Stated Maturity Date or any date prior to the Stated Maturity Date on which a particular Note becomes due and payable is referred to as the "Maturity Date" with respect to the principal of the particular Note repayable on that date).

Payments of Principal and Interest

        Principal of and interest on the Notes will be paid to owners of a beneficial interest in the Notes in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under "Registration and Settlement."

        In accordance with the terms of the applicable pricing supplement and as described under " — Interest," interest on each Note will be payable either monthly, quarterly, semi-annually or annually on each Interest Payment Date and at maturity or on the date of redemption or repayment if a Note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a Note is registered at the close of business on the regular record date before each Interest Payment Date.

        Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor's Option is payable to the person to whom principal is payable.

        In the event that any Interest Payment Date, Stated Maturity Date or date of earlier redemption or repayment for any fixed-rate note is not a Business Day (as defined below), principal and/or interest on such fixed-rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment. If an Interest Payment Date (other than the Stated Maturity Date or date of earlier redemption or repayment) for any floating-rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will continue to accrue, except that, in the case of Notes as to which LIBOR is an applicable interest rate basis, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Stated Maturity Date or date of earlier redemption or repayment for a floating-rate note falls on a day that is not a Business Day, we will make the payment of principal and interest on the next Business Day, without additional interest, except that, in the case of Notes as to which LIBOR is an applicable interest rate basis, if that Business Day would fall in the next calendar month, the Stated Maturity Date or date of earlier redemption or repayment will be the immediately preceding Business Day.

        Unless we specify otherwise in the applicable pricing supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. With respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day. "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

        We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the Notes in respect of which such payments are made.

Interest

        Each Note will bear interest from the date of issue at the rate per annum in the case of a fixed-rate note, or pursuant to the interest rate formula in the case of a floating-rate note, in each case as stated in the applicable pricing supplement, until the principal of the Note is paid or made available for payment. The applicable pricing supplement will specify the interest rate applicable to each Note and the frequency with which interest is payable. Unless otherwise specified in the applicable pricing supplement, the following terms will apply.

        Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date (defined below) to which interest has been paid or duly provided for, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

        Interest on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding such Interest Payment Date (whether or not a Business Day), except that interest due on a Note's Maturity Date will be payable to the persons in whose names the Note is registered on such Maturity Date.

        Unless otherwise stated in the applicable pricing supplement, interest on a Note will be payable beginning on the first Interest Payment Date after its original issue date to holders of record on the corresponding regular record date. However, if the original issue date of a Note is between a regular record date and the corresponding Interest Payment Date, the first interest payment will be made on the next succeeding Interest Payment Date.

        The "Interest Payment Date" for each Note with the stated interest payment frequencies will be as follows unless the pricing supplement for a Note provides otherwise:

Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month the Note was issued.

        Interest rates that we offer on the Notes will vary depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered at the same time to different investors. We may change interest rates and other terms of Notes from time to time, but no change of terms will affect any Note we have previously issued or as to which we have accepted an offer to purchase.

Redemption and Repayment

        Unless we otherwise provide in the applicable pricing supplement, a Note will not be redeemable or repayable prior to its Stated Maturity Date.

        If the applicable pricing supplement states that the Note will be redeemable at our option prior to its Stated Maturity Date, then on such date or dates specified in the pricing supplement, we may redeem those Notes at our option either in whole or from time to time in part, upon not less than 30 nor more than 60 days' written notice to the holder of those Notes.

        If the applicable pricing supplement states that your Note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates for repayment as specified in such pricing supplement. We also must receive the completed form entitled "Option to Elect Repayment." Exercise of the repayment option by the holder of a Note is irrevocable. In addition, we will not permit you to exercise the repayment option except in principal amounts of $1,000 and multiples of $1,000.

        Since the Notes will be represented by a global note ("Global Note"), DTC or its nominee will be treated as the holder of the Notes; therefore DTC or its nominee will be the only entity that may receive notices of redemption of Notes from us, in the case of our redemption of Notes, and will be the only entity that can exercise the right to repayment of Notes, in the case of optional repayment. See "Registration and Settlement."

        To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a Note, the beneficial owner of the interest in that Note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

        The actual redemption or repayment normally will occur on the Interest Payment Date or dates following receipt of a valid notice. Unless otherwise specified in the applicable pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the Note plus accrued interest to the date or dates of redemption or repayment.

        We may at any time purchase Notes at any price or prices in the open market or otherwise. We also may purchase Notes otherwise tendered for repayment by a holder, or a holder's duly authorized representative pursuant to the Survivor's Option described in the next paragraph, at the price set forth in the second succeeding paragraph. If we purchase the Notes in this manner, we have the discretion to hold, resell or surrender the Notes to the Trustee for cancellation.

Repayment upon Exercise of Survivor's Option; Repurchases by Ford Credit

        Unless otherwise specified in the applicable pricing supplement, the estate of the deceased beneficial owner of a Note will be eligible to exercise a Survivor's Option. A "Survivor's Option" is our agreement with the beneficial owner of a Note to repurchase that Note, in whole or in part, prior to maturity if requested by the estate of the deceased beneficial owner. A Survivor's Option can only be exercised if the Note was acquired by the deceased beneficial owner at least six months prior to the request for repayment.

        If a Survivor's Option is exercised, we will repay the related Note if it is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of that Note or his or her estate under the laws of the relevant jurisdiction. Such repayment will be at a price equal to 100% of the portion of the unpaid principal amount of the Note to be repaid, together with unpaid interest accrued thereon to the date of repayment.

        We have the discretionary right to limit the aggregate principal amount of Notes subject to a Survivor's Option that may be exercised in any calendar year (the "Annual Option Limitation") to an amount equal to the greater of (i) $2,000,000 or (ii) 2% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of Notes subject to a Survivor's Option that may be exercised in any calendar year on behalf of any individual deceased owner of one or more Notes to $250,000 (the "Individual Option Limitation"). In addition, we will not permit the exercise of a Survivor's Option for an amount that is less than $1,000 or that will result in a Note with a principal amount of less than $1,000 to remain outstanding, unless otherwise specified in the applicable pricing supplement.

        Except in the case when the Annual Option Limitation or the Individual Option Limitation has been reached, an otherwise valid election to exercise the Survivor's Option may not be withdrawn and, after such exercise, the Notes with respect to which the Survivor's Option has been exercised may not be transferred prior to repayment by us. Each election to exercise a Survivor's Option will be accepted in the order received by the Trustee, except for any Note the acceptance of which would contravene the Annual Option Limitation or the Individual Option Limitation. Notes accepted for repayment under the Survivor's Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of the acceptance. Each Note submitted for repayment that is not accepted in any calendar year due to the application of the Annual Option Limitation or the Individual Option Limitation will be deemed to be tendered on the first day of the following calendar year in the order in which all such Notes were originally tendered. If a Note submitted for repayment pursuant to a valid election of the Survivor's Option is not accepted, the Trustee will deliver a written notice by first-class mail to the registered holder, at the most recent address given in the Security Register, that states the reason that particular Note has not been accepted for repayment.

        With respect to Notes represented by the Global Note, DTC or its nominee will be treated as the registered holder of the Notes and will be the only entity that can exercise the Survivor's Option for such Notes. To obtain repayment through the exercise of the Survivor's Option for these Notes, a deceased owner's authorized person must provide the following items to the Depositary's participant ("Participant") through which the related beneficial interest is owned:

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  a written instruction to such Participant to notify DTC of the authorized person's desire to obtain repayment pursuant to exercise of the Survivor's Option;

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  appropriate evidence satisfactory to us and the Trustee that (a) the deceased was the beneficial owner of the Note at the time of death and the deceased beneficial owner acquired his or her interest in the Note at least six months prior to the request for repayment, (b) the death of the owner has occurred and (c) the person has authority to act on behalf of the deceased owner;

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  if the beneficial interest in the related Note is held by a nominee of the deceased owner (for example, through a brokerage account), a certificate satisfactory to us and the Trustee from the nominee attesting to the deceased owner's ownership of a beneficial interest in such Note;

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  a written request for repayment signed by the authorized person for the deceased owner with signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. ("FINRA") or a commercial bank or trust company having an office or correspondent in the United States;

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  if applicable, a properly executed assignment or endorsement;

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  tax waivers and any other instruments or documents reasonably required by us or the Trustee in order to establish the validity of the ownership of the beneficial interest in the related Note and the claimant's entitlement to payment; and

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  any additional information reasonably required by us or the Trustee to document the ownership or authority to exercise the Survivor's Option and to cause the repayment of the related Note.

        In turn, the applicable Participant will deliver each of these items to the Trustee, together with evidence satisfactory to us and the Trustee from the Participant stating that it represents the deceased owner of the beneficial interest in the related Note.

        The form to be used to exercise the Survivor's Option is attached as Annex A to this prospectus supplement.

        We retain the discretionary right to limit the aggregate principal amount of Notes subject to a Survivor's Option that may be exercised in any one calendar year as described above, all other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by us, in our sole discretion, and this determination will be final and binding on all parties.

        The death of a person owning a Note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the owner of that Note, and the entire principal amount of the Note so owned will be subject to repayment as described above.

        The death of a person owning a Note by tenancy in common will be deemed the death of an owner of that Note only with respect to the deceased owner's interest in that Note. However, if a Note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that Note, and the entire principal amount of the Note so owned will be subject to repayment as described above.

        Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary's interest in the trust. The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary's interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder's beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

        The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note will be deemed the death of the owner of that Note if the beneficial interest can be established to the satisfaction of Ford Credit and the Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers or Gifts to Minors Acts, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial interests of ownership in a Note during his or her lifetime.

        The applicable Participant will be responsible for disbursing payments received from the Trustee to the authorized person for the deceased owner.

        If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated under it, and any other securities laws or regulations in connection with any repayment of Notes at the option of the registered holders thereof.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

        All of the Notes we offer will be issued in book-entry form only. This means that we will not issue certificates for Notes. Instead, we will issue Global Notes in registered form. Each Global Note will be held through DTC and will be registered in the name of Cede & Co. as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the Notes. Each Note represents a beneficial interest in that Global Note.

        Beneficial interests in a Global Note will be shown on, and transfers are effected through, records maintained by DTC or its Participants. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the Notes will be accomplished by making entries in DTC Participants' books acting on behalf of beneficial owners.

        So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes ("Certificated Notes") and will not be considered the holders for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC Participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

        Each Global Note representing Notes will be exchangeable for Certificated Notes in fully-registered form of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if (1) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act, and, in any such case, we fail to appoint a successor to DTC within 60 calendar days; (2) we, in our sole discretion, determine that the Global Notes shall be exchangeable for Certificated Notes; or (3) an Event of Default has occurred and is continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the beneficial owners of the Global Note representing the Notes.

        The following is based on information furnished by DTC:

        DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully-registered Global Note will be issued for all of the principal amount of the Notes. If, however, the aggregate principal amount of the Notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such Note.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their beneficial interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

        To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee does not effect any change in Beneficial Ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial Owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Trustee and request that copies of the notices be provided directly to them.

        Redemption notices shall be sent to DTC. If fewer than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed. Neither DTC nor Cede & Co. (nor any such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its Notes purchased or tendered, through its Participant, to the Trustee, and shall effect delivery of such Notes by causing the Direct Participant to transfer the Participant's interest in the Notes, on DTC's records, to the tender agent. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Notes to the tender agent's DTC account.

        DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, Certificated Notes are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Certificated Notes will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

        If we ever issue Notes in certificated form, those Notes may be presented for registration, transfer and payment at the office of the Registrar or at the office of any transfer agent designated and maintained by us. We have originally designated The Bank of New York Mellon to act in those capacities for the Notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any Notes at any time.

        We will not be required to (1) issue, exchange or register the transfer of any Note to be redeemed for a period of 15 days preceding the first publication of the relevant notice of redemption, or if registered Notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; (2) exchange or register the transfer of any Note that was selected, called or is being called for redemption, except the unredeemed portion of any Note being redeemed in part; (3) exchange any unregistered Notes selected for redemption except that such unregistered Notes may be exchanged for registered Notes of like tenor, provided that such registered Notes shall be simultaneously surrendered for redemption; or (4) register the transfer of or exchange any Notes surrendered for optional repayment, in whole or in part.

        We will pay principal and any premium and interest on any Certificated Notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a Note on any Interest Payment Date to the person in whose name the Note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable Notes.

 U.S. FEDERAL INCOME TAXATION FOR U.S. HOLDERS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in Notes. The discussion below generally applies to you only if you are an individual who is a citizen or resident of the United States that is a cash basis taxpayer and a beneficial owner of a Note (a "U.S. Holder"). This summary deals only with holders that hold Notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a person that: (i) is not an individual; (ii) uses the accrual method of tax accounting; (iii) elects mark to market treatment; (iv) holds Notes as a hedge or as a position in a "straddle," conversion or other integrated transaction; (v) is a former citizen or resident of the United States; (vi) is subject to the alternative minimum tax; or (vii) has a "functional currency" other than the U.S. dollar. This summary also does not discuss the Medicare tax on net investment income. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed regulations and temporary regulations) promulgated thereunder, the Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

        You should consult your tax adviser about the tax consequences of purchasing or holding Notes, including the relevance to your particular situation of the considerations discussed below, as well as the tax consequences to you under state, local or other tax laws.

        Any special U.S. federal income tax considerations relevant to a particular issue of Notes, including certain floating-rate notes, foreign currency notes, or notes providing for contingent payments, will be provided in the applicable pricing supplement. Purchasers of such notes should carefully examine the applicable pricing supplement for a discussion of such considerations and should consult with their tax advisors with respect to such notes.

Payments of Interest

        Payments of stated interest on a Note generally will be taxable to you as ordinary interest income at the time that you receive such amounts.

        Notes may be issued with original issue discount for U.S. federal income tax purposes if they are sold at initial issue for a price that is less than their principal amount by more than a de minimis amount (as defined below) or because a Note has particular interest payment features, such as stepped interest, interest payable in additional notes or contingent interest. A U.S. Holder must include original issue discount in income as ordinary interest income as such discount accrues under an economic accrual method in advance of the receipt of cash attributable to the discount income, and regardless of such holder's regular method of tax accounting.

        As a general rule, a Note will not bear original issue discount if the excess of the stated redemption price at maturity of the Note over its issue price (as defined below) is less than a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, at certain qualified variable rates. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are received. In the case of a note issued with de minimis original issue discount, the U.S. Holder generally must include such de minimis original issue discount in income as gain as stated principal payments on the Notes are made in proportion to the stated principal amount of the Note. The U.S. federal income tax treatment of Notes issued with original issue discount may be more fully described in the applicable pricing supplement.

        The Notes may have special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Notes containing such features, in particular Notes with original issue discount, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of Notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisor relating to such Notes.

Floating-Rate Notes

        We may issue Notes bearing interest at a floating rate ("floating-rate notes"). If a floating-rate note provides for stated interest at a floating rate that is either a single qualified floating rate or a single objective rate throughout the term and otherwise qualifies as a "variable rate debt instrument" under the Treasury regulations as described below, and if the interest on a floating-rate note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then the stated interest on the floating-rate note will constitute qualified stated interest and will be taxed according to the holder's regular method of tax accounting. A floating-rate note will qualify as a "variable rate debt instrument" if:

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  its issue price does not exceed the total noncontingent principal payments due under the floating-rate note by more than a specified de minimis amount; and

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  it provides for stated interest, paid or compounded at least annually, at current values of:

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  one or more qualified floating rates;

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  a single fixed rate and one or more qualifying floating rates;

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  a single objective rate; or

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  a single fixed rate and a single objective rate that is a qualified inverse floating rate.

        A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the issue date for the debt instrument) will be treated as a single qualified floating rate.

        Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap or floor is fixed throughout the term of the debt instrument. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a debt instrument provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the issue date for the debt instrument is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

        Special rules apply if a floating-rate note provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and qualifies as a "variable rate debt instrument" and is originally issued at a discount (i.e., at a price below the floating-rate note's stated principal amount) in excess of a specified de minimis amount. In addition, if a floating-rate note does not qualify as a "variable rate debt instrument," then the floating-rate note would be treated as a contingent payment debt obligation. The U.S. federal income tax treatment of floating-rate notes that are issued with original issue discount or that are treated as contingent payment debt obligations may be more fully described in the applicable pricing supplement.

Short-Term Notes

        The rules set forth above also will generally apply to Notes having maturities of not more than one year from the date of issuance ("short-term notes"). However, this is subject to the modifications discussed below.

        First, none of the interest on a short-term note is treated as qualified stated interest but instead is treated as part of the short-term note's stated redemption price at maturity, thereby giving rise to original issue discount. On a short-term note, original issue discount will be treated as accruing ratably, or at the election of a U.S. Holder, under a constant yield method.

        Second, a U.S. Holder of a short-term note that uses the cash method of tax accounting generally will not be required to include original issue discount in respect of the short-term note in income on a current basis. Such a U.S. Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the short-term note until the maturity of the short-term note or its earlier disposition in a taxable transaction. In addition, such a U.S. Holder will be required to treat any gain realized on a disposition of the short-term note as ordinary income to the extent of the U.S. Holder's accrued original issue discount on the short-term note, and short-term capital gain to the extent the gain exceeds accrued original issue discount. A U.S. Holder of a short-term note using the cash method of tax accounting may, however, elect to accrue original issue discount into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. Some cash method holders generally will be required to include original issue discount on a short-term note in income on a current basis.

        Third, any U.S. Holder of a short-term note can elect to accrue the acquisition discount, if any, on the short-term note on a current basis. If such an election is made, the original issue discount rules will not apply to the short-term note. Acquisition discount is the excess of the short-term note's stated redemption price at maturity over the holder's purchase price for the short-term note. Acquisition discount will be treated as accruing ratably or, at the election of the U.S. Holder, under a constant-yield method.

Market Discount

        If a U.S. Holder purchases a Note (other than a Note issued with original issue discount or a short-term note) for an amount that is less than its stated redemption price at maturity, or purchases a Note issued with original issue discount for less than its "revised issue price" (as defined by the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any partial principal payment on (or, in the case of a Note issued with original issue discount, any payment that does not constitute qualified stated interest), or any gain realized on the sale, exchange or retirement of, a Note as ordinary interest income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a U.S. Holder who purchases a Note with market discount may be required to defer the deduction of all, or a portion, of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note, or its earlier disposition in a taxable transaction.

        Market discount is considered to accrue ratably during the period from the date of acquisition to the stated maturity date of a Note, unless the U.S. Holder elects to accrue market discount on a constant yield basis under the rules applicable to original issue discount. A U.S. Holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment upon disposition or partial principal payment will not apply. Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

        If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any accrual period by the amortized amount of such excess for the accrual period. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Constant Yield Election

        Under the original issue discount rules, a U.S. Holder may elect to include in income all interest that accrues on such Note using the constant yield method (a "constant yield election"). For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to constant yield elections made with respect to Notes issued with amortizable bond premium or market discount, including that a U.S. Holder would be deemed, by virtue of making such constant yield election, to have made an election to amortize bond premium or accrue market discount, as separately described above. Once made with respect to a Note, the constant yield election cannot be revoked without the consent of the IRS. Holders considering a constant yield election should consult their independent tax advisors.

Sale and Retirement of Notes

        A U.S. Holder's tax basis in a Note generally will be the cost of the Note to such U.S. Holder, increased by any original issue discount, market discount or acquisition discount previously included in the U.S. Holder's gross income (as described above), and reduced by any amortized bond premium, taken into account by the U.S. Holder and any principal payments and payments of stated interest that are not payments of qualified stated interest received by the U.S. Holder.

        Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, except to the extent such amount is attributable to accrued but unpaid interest, and the U.S. Holder's tax basis in the Note. Except with respect to:

  •
  gains attributable to market discount; and

  •
  gains on the disposition of a short-term note;

        gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        Information returns generally will be filed with the IRS relating to interest payments made on a Note to a U.S. Holder. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the Notes.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

FATCA

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to certain foreign financial institutions and certain other non-U.S. entities.

        Specifically, a 30% withholding tax may be imposed on payments of interest on, and payments of gross proceeds from the sale or other disposition of, Notes made to a "foreign financial institution" or a "non-financial foreign entity" (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "U.S. persons" or "U.S.-owned foreign entities" (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Withholding under FATCA generally will apply to payments of interest on a Note regardless of when they are made. However, under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

        Prospective purchasers of Notes should consult their tax advisors regarding the consequences and application of the rules under FATCA.

PLAN OF DISTRIBUTION

        Under the terms of a Selling Agent Agreement dated as of May 13, 2011, as amended from time to time, the Notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to members of the Selling Group, including the Agents, who are broker-dealers and securities firms. The Purchasing Agent and the Agents are parties to that agreement. The Notes will be offered for sale in the United States only. Dealers who are members of the Selling Group have executed a Master Selected Dealer Agreement with the Purchasing Agent. We also may appoint additional agents to market and sell the Notes. Any sale of the Notes through those additional agents, however, will be on the same terms and subject to the same conditions to which the Purchasing Agent and Agents have agreed. We expect that the Purchasing Agent will generally purchase the Notes at a discount ranging from 0.400% to 4.000% of the principal amount of each Note sold. However, we also may sell the Notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the Notes to the Purchasing Agent will be set forth in the applicable pricing supplement. In addition, we estimate that our expenses that will be incurred in connection with the offer and sale of the Notes will total approximately $650,000. The Purchasing Agent also may sell Notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements of this nature in the applicable pricing supplement.

        Following the solicitation of offers to purchase, each member of the Selling Group, severally and not jointly, may purchase Notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these Notes will be purchased by the members of the Selling Group and resold by them to one or more investors at a fixed public offering price. After the initial public offering of Notes to be resold by a member of the Selling Group to investors, the public offering price (in the case of Notes to be resold at a fixed public offering price), discount and concession may be changed.

        We have the sole right to accept offers to purchase Notes and may reject any proposed offer to purchase Notes in whole or in part. The Purchasing Agent and each member of the Selling Group also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase Notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the Notes, at any time prior to our acceptance of an offer to purchase.

        Each member of the Selling Group, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Purchasing Agent and the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the Purchasing Agent for certain expenses.

        No Note will have an established trading market when issued. We do not intend to apply for the listing of the Notes on any securities exchange. However, we have been advised by the members of the Selling Group that they may purchase and sell Notes in the secondary market as permitted by applicable laws and regulations. The members of the Selling Group are not obligated to make a market in the Notes, and they may discontinue making a market at any time without notice. Neither we nor the members of the Selling Group can provide any assurance regarding the development, liquidity or maintenance of any trading market for any Notes. All secondary trading in the Notes will settle in immediately available funds. See "Registration and Settlement."

        In connection with certain offerings of Notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the Notes. The Purchasing Agent will conduct these activities for the members of the Selling Group. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of Notes than the amount the Purchasing Agent has agreed to purchase in connection with an offering of Notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the Notes while an offering of Notes is in process. In general, these purchases or bids for the Notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the Notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any Notes. In addition, neither we nor the Purchasing Agent makes any representation that, if commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

        The members of the Selling Group to or through which we may sell Notes may engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL OPINIONS

        The legality of the Notes offered by Ford Credit hereby will be passed on for Ford Credit by David J. Witten, an Assistant Secretary of Ford Credit and Attorney to Ford, or other counsel satisfactory to the Purchasing Agent. The Purchasing Agent and the Agents are being represented by Shearman & Sterling LLP, New York, New York. Mr. Witten is a full-time employee of Ford, and owns shares of common stock of Ford. Shearman & Sterling LLP has in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ANNEX A

REPAYMENT ELECTION FORM

Ford Motor Credit Company LLC

Notes Due Nine Months or More from Date of Issue — Series B

CUSIP NUMBER

To: The Bank of New York Mellon, as Trustee

        The undersigned financial institution (the "Financial Institution") represents the following:

  •
  The Financial Institution has received a request for repayment from the executor or other authorized representative (the "Authorized Representative") of the deceased beneficial owner listed below (the "Deceased Beneficial Owner") of Notes Due Nine Months or More from the Date of Issue — Series B of Ford Motor Credit Company LLC (the "Company") (CUSIP No.) (the "Notes").

  •
  At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, the Deceased Beneficial Owner acquired such Notes at least six months prior to such request for repayment, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the "Depositary").

        The Financial Institution agrees to the following terms:

  •
  The Financial Institution shall follow the instructions (the "Instructions") accompanying this Repayment Election Form (the "Form").

  •
  The Financial Institution shall make all records specified in the Instructions supporting the above representations available to The Bank of New York Mellon (the "Trustee") for inspection and review within five Business Days of the Trustee's request.

  •
  If any of the Financial Institution, the Trustee or the Company, in its reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Trustee or the Company may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Trustee and the Company immediately.

  •
  Other than the limited situation involving tenders of Notes that are not accepted during one calendar year as a result of the Annual Option Limitation or the Individual Option Limitation as described in the prospectus supplement for the Notes, otherwise valid repayment elections may not be withdrawn.

  •
  The Financial Institution agrees to indemnify and hold harmless the Trustee and the Company against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution's above representations and request for repayment on behalf of the Authorized Representative.

REPAYMENT ELECTION FORM

(1)	Name of Deceased Beneficial Owner
(2)	Date of Death
(3)	Date of acquisition of Note by Deceased Beneficial Owner
(4)	Name of Authorized Representative Requesting Repayment
(5)	Name of Financial Institution Requesting Repayment
(6)	Signature of Representative of Financial Institution Requesting Repayment
(7)	Principal Amount of Requested Repayment
(8)	Date of Election
(9)	Date Requested for Repayment
(10)	Financial Institution: Representative Name: Phone Number: Fax Number: Mailing Address (no P.O. Box):	(11)	Wire Instruction for Repayment: Bank Name: ABA Number: Account Name: Account Number: Reference (Optional):

TO BE COMPLETED BY THE TRUSTEE:

(A)	Election Number*:
(B)	Delivery and Payment Date:
(C)	Principal Amount:
(D)	Accrued Interest:
(E)	Date of Receipt of Form by the Trustee:
(F)	Date of Acknowledgment by the Trustee:

*To
be assigned by the Trustee upon receipt of this Form. An acknowledgement, in the form of a copy of this document with the assigned Election Number, will be returned to the representative and location designated on line (10) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM
AND EXERCISING REPAYMENT OPTION

        Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

        1.     Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner beneficially owned, at the time of his or her death, the Notes being submitted for repayment and satisfactory evidence that the Deceased Beneficial Owner acquired the Notes at least six months prior to the request for payment, and (4) any necessary tax waivers. For purposes of determining whether the Notes will be deemed beneficially owned by an individual at the time of death, the following rules shall apply:

  •
  Notes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner. The death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder's interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

  •
  Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary's interest in the trust (however, a trust's beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary's interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder's beneficiary interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

  •
  The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficially interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee and the Company. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

        2.     Indicate the name of the Deceased Beneficial Owner on line (1).

        3.     Indicate the date of death of the Deceased Beneficial Owner on line (2).

        4.     Indicate the date of the acquisition of the Note by the Deceased Beneficial Owner on line (3).

        5.     Indicate the name of the Authorized Representative requesting repayment on line (4)

        6.     Indicate the name of the Financial Institution requesting repayment on line (5).

        7.     Affix the authorized signature of the Financial Institution's representative on line (6).

        THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

        8.     Indicate the principal amount of Notes to be repaid on line (7).

        9.     Indicate the date this Form was completed on line (8).

        10.   Indicate the date of requested repayment on line (9). The date of requested repayment may not be earlier than the first Interest payment Date to occur at least 20 calendar days after the date of the Company's acceptance of the Notes for repayment, unless such date is not a Business Day, in which case the date of requested repayment may be no earlier than the next succeeding Business Day.

        11.   Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (10).

        12.   Indicate the wire instruction for payment on line (11).

        13.   Leave lines (A), (B), (C), (D), (E) and (F) blank.

        14.   Mail or otherwise deliver an original copy of the completed Form to:

By Registered Mail: The Bank of New York Mellon ITS-Survivor Option Processing P.O. Box 2320 Dallas, TX 75221-2370	By Courier or Overnight Delivery: The Bank of New York Mellon ITS-Survivor Option Processing 2001 Bryan Street - 9th Floor Dallas, TX 75201

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM
WILL NOT BE ACCEPTED

        15.   If the acknowledgement of the Trustee's receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to the Trustee, contact the Trustee at the address given in (14) above.

        For assistance with the Form or any questions relating thereto, please contact the Trustee at the address given in (14) above or at 1-800-254-2826.

Ford Motor Credit Company LLC

Senior Debt Securities,
Subordinated Debt Securities and Warrants

        This prospectus is part of a registration statement that Ford Credit filed with the SEC. Under this registration, Ford Credit may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

  •
  our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

  •
  warrants to purchase debt securities; or

  •
  any combination of these securities.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update, or change information contained in this prospectus.

        Investments in the securities involve certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

        You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading "Where You Can Find More Information".

        Our principal executive offices are located at:

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
313-322-3000

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2018.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The securities are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS

        Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit's periodic reports referred to in "Where You Can Find More Information," below. For example, Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2017 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

        You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit's SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows Ford Credit to incorporate by reference into this prospectus the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of all the Securities has been completed.

  •
  Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2017, which is referred to hereafter as the 2017 10-K Report.

  •
  Current Reports of Ford Credit on Form 8-K filed in 2018 on January 3, 2018, January 16, 2018, January 24, 2018, February 1, 2018, February 7, 2018, February 22, 2018, March 1, 2018, and March 5, 2018.

        These reports include information about Ford as well as information about Ford Credit.

        You may request copies of these filings at no cost, by writing or telephoning Ford Credit's principal executive offices at the following address:

Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126
Attn: Corporate Secretary
1-800-426-2888

INFORMATION CONCERNING FORD CREDIT

        Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.

        Products and Services.    Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. We earn our revenue primarily from:

  •
  Payments made under retail installment sale and lease contracts that we originate and purchase;

  •
  Interest rate supplements and other support payments from Ford and affiliated companies; and

  •
  Payments made under dealer financing programs.

        As a result of our financing activities, we have a large portfolio of consumer and non-consumer finance receivables and operating leases.

        Finance receivables and operating leases in the consumer portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and direct financing leases for new vehicles to retail and commercial customers including lease companies, government entities, daily rental companies, and fleet customers.

        Finance receivables in the non-consumer portfolio include products offered to automotive dealers and receivables related to Ford and its affiliates. Ford Credit makes wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees.

        We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs.

        Geographic Scope of Operations and Segment Information.    We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We segment our business based on geographic regions: the Americas, Europe, and Asia Pacific. Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.

Americas Segment

        Our Americas segment includes operations in the United States, Canada, Mexico, Brazil, and Argentina. This segment represents 83% and 78 % of total managed receivables at year-end 2016 and 2017, respectively. Our United States operations account for 87% and 85% of Americas segment total managed receivables at year-end 2016 and 2017, respectively, and our Canadian operations account for 11% and 13% of Americas segment total managed receivables at year-end 2016 and 2017, respectively. Managed receivables equal net finance receivables and net investment in operating leases, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

        Under the Ford Credit and Lincoln Automotive Financial Services brand names, we provide financing services to and through dealers of Ford and Lincoln vehicles. Operations in some markets may also include joint ventures with local financial institutions and other third parties. In addition, other private label operations and alternative business arrangements exist in some markets.

Europe Segment

        Our Europe segment includes operations in the European region and a joint venture in South Africa. This segment represents 14% and 17% of total managed receivables at year-end 2016 and 2017, respectively. Our operations in the European region are managed through a United Kingdom-based subsidiary, FCE Bank plc ("FCE"), which operates in the United Kingdom and has branches in 11 other European countries. FCE also has operating subsidiaries in Switzerland, the Czech Republic, and Hungary that provide a variety of retail and dealer financing. The United Kingdom and Germany are our largest markets in Europe, representing 65% and 59% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. Customers and dealers in Italy, France, and Spain are 22% and 23% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. FCE, through its Worldwide Trade Financing ("WWTF") division, provides financing to distributors and importers in about 70 countries where Ford has no national sales company presence. Our operations include joint ventures with local financial institutions and other third parties in various locations. In addition, other private label operations and alternative business arrangements exist in some markets.

Asia Pacific Segment

        Our Asia Pacific segment includes operations in China and India. This segment represents 3% and 5% of total managed receivables at year-end 2016 and 2017, respectively. China operations account for 97% of Asia Pacific segment total managed receivables at year-end 2016 and 2017. In addition, other private label operations and alternative business arrangements exist in some markets.

        The mailing address of Ford Credit's executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the years 2013-2017 for Ford Credit are included as an exhibit to Ford Credit's 2017 10-K Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the years 2013-2017 for Ford are included as an exhibit to Ford's Annual Report on Form 10-K for the year ended December 31, 2017 and are incorporated in this prospectus by reference.

 USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans, and for use in connection with the retirement of debt.

        Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions, and other factors.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings:

  •
  unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities"); or

  •
  warrants to purchase debt securities ("debt warrants").

        The terms of the securities will be determined at the time of offering.

        We will refer to the debt securities and debt warrants, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the "offered securities." The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities."

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Act"), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT OR TERM SHEET

        This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet which may be in the form attached hereto as Exhibit A that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described above under the heading "Where You Can Find More Information."

        The prospectus supplement or term sheet to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

        For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

        We will issue debt securities in one or more series under an Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the "Trustee"). The Indenture may be supplemented from time to time.

        The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the Trustee performs certain administrative duties for us.

        The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under "Limitation on Liens" and "Merger and Consolidation." Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

        The specific terms of each series of debt securities will be described in the particular prospectus supplement or term sheet relating to that series. The prospectus supplement or term sheet may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement or term sheet relating to that particular series.

General

        The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

        The prospectus supplement or term sheet that will accompany this prospectus will describe the particular series of debt securities being offered by including:

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  the designation or title of the series of debt securities;

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  the total principal amount of the series of debt securities;

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  the percentage of the principal amount at which the series of debt securities will be offered;

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  the date or dates on which principal will be payable;

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  the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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  the terms for redemption, extension or early repayment, if any;

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  the currencies in which the series of debt securities are issued and payable;

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  the provision for any sinking fund;

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  any additional restrictive covenants;

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  any additional Events of Default;

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  whether the series of debt securities are issuable in certificated form;

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  any special tax implications, including provisions for original issue discount;

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  any provisions for convertibility or exchangeability of the debt securities into or for any other securities, including into or for any securities of a third party;

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  whether the debt securities are subject to subordination and the terms of such subordination; and

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  any other terms.

        The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit's other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See "— Subordination" below.

        Unless the prospectus supplement or term sheet states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

        Payment of the purchase price of the debt securities must be made in immediately available funds.

        As used in this prospectus, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation, or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation, or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET 2) System, or any successor system, is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

        "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

        "Principal Financial Center" means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term "Principal Financial Center" means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

        In the event that the LIBOR Currency is the euro, the Principal Financial Center will be London.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Interest

        Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate ("Fixed Rate Notes") or a floating rate ("Floating Rate Notes," and Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as "Notes."). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency with which interest is payable. Unless otherwise specified in the prospectus supplement or term sheet relating to interest-bearing Notes, the following applicable terms will apply.

        Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

        The "Interest Payment Dates" for interest-bearing Notes with the stated payment frequencies will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

        Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.

        Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an "Interest Period").

Fixed Rate Notes

        Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the

Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.

Floating Rate Notes

        Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

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  the Commercial Paper Rate;

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  LIBOR;

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  the Federal Funds Rate;

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  the Prime Rate;

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  the Treasury Rate; or

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  another interest rate basis or formula.

        The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from (or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a "Maximum Interest Rate"), and a floor on the rate at which interest may accrue during any Interest Period, which floor may not be less than zero. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

        Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Ford Credit may appoint itself or an affiliate as calculation agent. Unless a different party is identified in the prospectus supplement or term sheet, The Bank of New York Mellon will be the calculation agent. In most cases, a Floating Rate Note will have a specified "Interest Reset Date," "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.

        Change of Interest Rate.    Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable prospectus supplement or term sheet.

        The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

        Date Interest Rate is Determined.    The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.

Index Maturity

        The prospectus supplement or term sheet for each Floating Rate Note will typically specify an "Index Maturity" for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., "Three Month LIBOR").

        Calculation Date.    The "Calculation Date," if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

        Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.

        Payment of Interest.    Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption or repurchase.

        Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.

        Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. The Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

        Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

        Calculation of Interest.    The interest rate basis for different types of Floating Rate Notes will be determined as follows.

        Commercial Paper Rate Notes.    The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading "Commercial Paper — Nonfinancial".

        The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

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  If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper — Nonfinancial."

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  If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

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  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

        "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

        LIBOR Notes.    The "LIBOR" for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service nominated by ICE Benchmark Administration Ltd. for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) ("Reuters Page LIBOR01") (or Bloomberg L.P.'s page "BBAM" or any other page as may replace such page on such service, any successor service or such other service as may be nominated as the information vendor for the purpose of displaying rates or prices comparable to LIBOR for U.S. dollar deposits) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

        The following procedure will be followed if LIBOR cannot be determined as described above:

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  The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent in consultation with Ford Credit to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR

    Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent in consultation with Ford Credit for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

        "LIBOR Currency" means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

        EURIBOR Notes.    The "EURIBOR" for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 (or any other page as may replace that page on that service) as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

        The following procedure will be followed if EURIBOR cannot be determined as described above:

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  EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent in consultation with Ford Credit: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

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  If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent in consultation with Ford Credit: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

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  If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

        Federal Funds Rate Notes.    The "Federal Funds Rate" will be calculated by reference to either the "Federal Funds (Effective) Rate", the "Federal Funds Open Rate" or the "Federal Funds Target Rate", as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), in accordance with the following provisions:

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  If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)," as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) ("Reuters Page FEDFUNDS1") under the heading "EFFECT," or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal funds (effective)."

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  The following procedure will be followed if "Federal Funds (Effective) Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

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  If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) ("Reuters Page 5"), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. ("Bloomberg"), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

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  The following procedure will be followed if "Federal Funds Open Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

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  If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) ("Reuters Page USFFTARGET=").

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  The following procedure will be followed if "Federal Funds Target Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

        Prime Rate Notes.    The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

        The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

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  If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

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  If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent in consultation with Ford Credit.

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  If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

        "Reuters Screen US PRIME 1" means the display on the Reuters 3000 Xtra Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) or such other recognized electronic source for the purpose of displaying prime rates or base lending rates of major United States banks.

        Treasury Rate Notes.    The "Treasury Rate" for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related prospectus supplement or term sheet under the caption "INVEST RATE" on the display on Reuters on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.

        The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

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  If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills (secondary market)."

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  If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

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  If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption "U.S. Government securities/Treasury bills/Secondary market" or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

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  If such rate is not published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

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  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

        "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Period.

Indexed Notes

        We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call "Indexed Notes," are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

        If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

        We may issue Renewable Notes ("Renewable Notes") which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

        The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.

        If a Renewable Note is represented by a global security, The Depository Trust Company ("DTC") or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

        We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole-year periods (each, an "Extension Period"), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.

        We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail or, if the Extendible Note is represented by a global security, send electronically (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an "Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the sending of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

        However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by sending or causing the Trustee (or paying agent) to send notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

        If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

          (1)   the Extendible Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

          (2)   a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority ("FINRA") or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

        If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Limitation on Liens

        If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a "Mortgage") any of its property or assets to secure indebtedness for borrowed money, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed 5 percent of Consolidated Net Tangible Assets (as defined in the Indenture) of Ford Credit and its consolidated subsidiaries in the aggregate at any one time outstanding and does not apply to:

  •
  certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

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  Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

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  Mortgages in favor of Ford Credit or any Restricted Subsidiary;

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  Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

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  deposits made in connection with pending litigation;

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  Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

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  Mortgages in connection with any Hedging Transaction (as defined in the Indenture);

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  Mortgages in connection with, or pursuant to, any Qualified Securitization Transaction (as defined in the Indenture); and

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  any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

        The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

        The Indenture defines an "Event of Default" as being any one of the following events:

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  failure to pay interest for 30 days after becoming due;

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  failure to pay principal or any premium for five business days after becoming due;

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  failure to make a sinking fund payment for five days after becoming due;

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  failure to perform any other covenant applicable to the debt securities for 90 days after notice;

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  certain events of bankruptcy, insolvency or reorganization; and

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  any other Event of Default provided in the prospectus supplement.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

        If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

        The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term "default" includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

        Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee security or indemnity satisfactory to it against expenses and liability. (Section 6.03.) If they provide this satisfactory indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture, subject to certain exceptions. (Section 5.12.)

Modification of the Indenture

        With certain exceptions, Ford Credit's rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than a majority in principal account of those debt securities affected by such modification (voting as a single class). No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

        The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

        Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

        While the debt securities are represented by one or more global certificates:

  •
  You will not be able to have the debt securities registered in your name.

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  You will not be able to receive a physical certificate for the debt securities.

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  Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

  •
  Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

  •
  You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

  •
  Because the debt securities will trade in DTC's Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

        A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

 DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.

General

        We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

  •
  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

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  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

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  whether such warrants will be issued in registered form or bearer form;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of certain U.S. federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

        We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

        We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

        As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

        Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In compliance with guidelines of the FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

        In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' or agents' option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. "Naked" short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

LEGAL OPINIONS

        David J. Witten, who is Ford Credit's Assistant Secretary, has given an opinion about the legality of the securities. Mr. Witten owns shares of Ford common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Date:

Term Sheet

To Prospectus dated

Original Issue Date:

Maturity Date:

Principal Amount:

Interest Rate:

        Fixed ☐

        Floating ☐

        Interest Rate Basis:

        Index Maturity:

        Spread:

        Initial Interest Determination Date:

        Interest Determination Dates:

        Interest Reset Dates:

Day Count Convention:

Interest Payments Dates:

Record Dates if different:

Redemption Provisions:

        Treasury Makewhole Spread:

        Redemption Dates:

Payment of Additional Amounts: ☐

Tax Redemption: ☐

Plan of Distribution: